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                                                                    Exhibit 99.1

[LOGO]  7961 SHAFFER PARKWAY
        SUITE 5
        LITTLETON, COLORADO 80127
        TELEPHONE  (720) 981-1185
        FAX  (720) 981-1186


                                  Trading Symbol:  VGZ
                                  Toronto and American Stock Exchanges

______________________________NEWS______________________________________________

Vista Gold Corp. Announces First Quarter Financial Results and Recent
Developments



DENVER, COLORADO MAY 17, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) announced today its financial results for the quarter ended March 31, 2004, as filed on May 17, 2004, with the US Securities and Exchange Commission in the Corporation's Quarterly Report on Form 10-Q. For the quarter ended March 31, 2004, Vista reported a consolidated net loss of US$1.1 million or US$0.08 per share compared to the quarter ended March 31, 2003, consolidated net loss of US$0.8 million or US$0.07 per share.

Net cash used for operations in the quarter ended March 31, 2004, was US$0.4 million compared to US$0.7 million for the same period in 2003. Net cash used in investing activities in the quarter ended March 31, 2004, was US$2.4 million compared to US$0.8 million in the same period 2003. The increased spending in investing activities was primarily due to US$2.3 million paid into the reclamation bond account for the Hycroft mine in Nevada.

The Corporation received net cash from financing activities of US$2.2 million in the quarter ended March 31, 2004, compared to US$3.3 million for the same period in 2003. The US$2.2 million proceeds in the 2004 period were all from the exercise of warrants. During the same period in 2003, the Corporation raised US$2.9 million in net proceeds from a private placement and US$0.4 million from the exercise of warrants.

The financial position of the Corporation included current assets at March 31, 2004, of US$5.4 million compared to US$6.5 million at December 31, 2003, and total assets of US$27.5 million at March 31, 2004, compared to US$26.3 million at December 31, 2003.

Current liabilities were US$0.4 million at March 31, 2004, compared to US$0.4 million at December 31, 2003. Total liabilities at March 31, 2004, were US$4.6 million compared to US$4.6 million at December 31, 2003, and shareholders' equity was US$22.9 million at March 31, 2004, compared to US$21.7 million at December 31, 2003.

The Corporation's working capital as of March 31, 2004, was US$4.9 million compared to US$6.1 million at December 31, 2003. From March 31, 2004, through April 30, 2004, approximately US$628,443 has been obtained from the exercise of warrants issued during previous private placements. In order for the Corporation to continue its growth strategy and meet the final bond payment for its Hycroft mine in Nevada which is due in December 2004, it may be necessary for the Corporation to raise additional capital through private placements or sale or joint venture of certain of its assets. The financial information for the first quarter of 2004 is summarized in the following table.


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SELECTED FINANCIAL DATA

                                                                      THREE MONTHS ENDED MARCH 31
U.S. $ 000'S, EXCEPT LOSS PER SHARE                                    2004                  2003
                                                                ----------------    ------------------
RESULTS OF OPERATIONS
Net loss                                                        $        (1,146)     $           (815)
Basic and diluted loss per share                                          (0.08)                (0.07)

Net cash used in operations                                                (448)                 (679)
Net cash used in investing activities                                    (2,437)                 (775)
Net cash provided by financing activities                                 2,203                 3,309


                                                                      MARCH 31,          DECEMBER 31,
FINANCIAL POSITION                                                      2004                 2003
                                                                ----------------    ------------------
Current assets                                                  $         5,353     $           6,485
Total assets                                                             27,526                26,280
Current liabilities                                                         439                   408
Total liabilities                                                         4,610                 4,577
Shareholders' equity                                                     22,916                21,703

Working capital                                                           4,914                 6,077

The annual general meeting of the Corporation's shareholders was held on May 10, 2004. Re-elected to the Board of Directors for a one-year term were John M. Clark, Ronald J. McGregor, C. Thomas Ogryzlo, Robert A. Quartermain and Michael
B. Richings. PricewaterhouseCoopers was re-appointed independent auditor.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.







The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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